Exhibit 99.1

News Release

Contact: Media:           Robert E. “Chip” Coffee, Jr., President and Chief Executive Officer 843 388-8433

Alan W. Jackson, Executive Vice President and Chief Financial Officer 843 388-8433

Website: www.tidelandsbank.com

FOR IMMEDIATE RELEASE

Tidelands Bancshares Appoints New Chairman of the Board

Mt. Pleasant, SC, October 20, 2009 - Tidelands Bancshares, Inc. (NASDAQ: TDBK) announced today that the company’s Board of Directors appointed John N. Cagle, III, DMD to serve as Chairman of the Board of Directors.  The Board of Directors also appointed Larry W. Tarleton to serve as Vice Chairman and Secretary of the Board of Directors.  Dr. Cagle has served on our Board of Directors since the company’s formation in 2002.  Mr. Tarleton has served on our Board of Directors since 2006. The Board of Directors also accepted the resignation of Chairman Barry I. Kalinsky, Vice Chairman and Secretary Paul J. Kerwin, DVM and Morris Kalinsky from the Board of Directors.  Dr. Kerwin resigned on October 16, 2009 and Messrs. Barry Kalinsky and Morris Kalinsky resigned on October 17, 2009.

Dr. Kerwin informed the board that his resignation was due to the growing management and oversight needs of his veterinary practice.  The resignation of Dr. Kerwin was not due to any disagreements with the company.

Morris Kalinsky and Barry I. Kalinsky each resigned as a director of Tidelands Bancshares, Inc.  Morris Kalinsky resigned for health reasons and Barry Kalinsky, Morris’ son, resigned due to the increased management and oversight needs of their family business.  Mr. Barry Kalinsky also resigned as Chairman of the Board of Directors.  The resignations of Messrs. Morris Kalinsky and Barry Kalinsky were not due to any disagreements with the company.

The company thanks Dr. Kerwin and Messrs. Morris Kalinsky and Barry Kalinsky for their service to the company and wishes each of them the best in their future endeavors.  The company has decided to leave the board seats vacant at this time and is not currently considering any candidates to fill these positions on the Board of Directors.